UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

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LA-Z-BOY INCORPORATED

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Day:	Wednesday, August 19, 2009
Time:	11:00 a.m., Eastern Daylight Time
Place:	La-Z-Boy Incorporated Auditorium 1284 North Telegraph Road Monroe, Michigan

Monroe, Michigan
July 6, 2009

To our shareholders:

We invite you to attend our 2009 annual meeting of shareholders at the time and place shown above. Only shareholders of record at the close of business on June 24, 2009 will be entitled to vote at the meeting. The purposes of the meeting are to:

•	Elect three directors for three-year terms expiring in 2012,
•	Elect one director for a term expiring in 2010,
•	Ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2010, and
•	Transact any other business that may properly come before the meeting.

Whether you plan to attend the meeting in person or not, please vote your proxy promptly. You may vote by mail if you received a paper copy of the proxy materials (date, sign, and return the proxy card enclosed with the paper copy in the accompanying envelope), telephone or on the Internet (see the instructions on the Notice of Internet Availability of Proxy Materials or the proxy card). Even though you vote by one of these methods prior to the meeting, you may still vote your shares in person at the meeting, which will revoke your previous vote.

BY ORDER OF THE BOARD OF DIRECTORS
James P. Klarr, Secretary

LA-Z-BOY INCORPORATED

2009 PROXY STATEMENT

General Information about the Annual Meeting and Voting

The 2009 Annual meeting of the shareholders of La-Z-Boy Incorporated will be held in the La-Z-Boy auditorium on August 19, 2009 beginning at 11:00 A.M. (local time). This proxy statement is being furnished to the shareholders by the company. La-Z-Boy’s board of directors is soliciting your proxy.

Meeting Purpose. At the meeting shareholders will elect three directors for three-year terms expiring in 2012. The board nominated John H. Foss, Janet E. Kerr, and Nido R. Qubein for these seats (see page 3). Shareholders will also elect one director to serve a term expiring in 2010. Richard M. Gabrys is the board’s nominee for this seat. We are asking shareholders to ratify the selection of our independent registered accounting firm for fiscal year 2010. We do not expect any other business, except for routine or procedural matters, will be brought up at the meeting. If any other business is properly brought up at the meeting, the persons named in the enclosed proxy will have authority to vote on it at their discretion.

Proxy materials available on the Internet. In an effort to reduce the cost of delivering the proxy materials to our shareholders, we are making the materials available to our shareholders on the Internet. On July 6, 2009, we sent shareholders a one-page “Notice of Internet Availability of Proxy Materials” which included instructions on how to access our proxy materials on the Internet. The proxy materials consisting of the Proxy Statement and Annual Report are available at www.proxyvote.com. The Notice of Internet Availability of Proxy Materials also provides instructions on how to vote your shares. By making the materials available through the Internet, we expect to reduce our costs, conserve natural resources and expedite the delivery of the proxy materials. However, if you prefer to receive hard copies of the proxy materials, please follow the instructions included on the Notice of Internet Availability of Proxy Materials. If you previously elected to receive our proxy materials electronically, you will continue to receive them by e-mail until you elect otherwise.

Voting. Only shareholders of record on June 24, 2009, the record date, will be eligible to vote. There are 52,169,565 shares eligible. A quorum, which is a majority of the outstanding shares, is needed to conduct a meeting. Each share is entitled to one vote for each director and one for each issue; cumulative voting is not available. If you received a paper copy of the proxy materials, you may vote your shares by signing and dating each proxy card you received and returning the cards in the enclosed envelope. The proxies will be voted according to your direction on the proxy card. If you return a signed card without specifying your vote, your shares will be voted:

•	FOR the election of each of the director nominees named in this proxy statement,
•	FOR the proposal to ratify PricewaterhouseCoopers LLP as our independent registered accounting firm for fiscal year 2010.

By signing and returning your proxy card, your shares will be voted on any other business that properly comes before the meeting as determined by the persons named in the proxy. You can vote your shares at the meeting.

Electronic Voting. We encourage you to vote by telephone or on the Internet. If your shares are held in your name you can vote by telephone or on the Internet by following the instructions on the proxy card or as explained in the Notice of Internet Availability of Proxy Materials. If you are a beneficial holder, where your shares are held in the name of your broker, bank or other nominee, you will receive voting instructions from them, which will include the means to vote by telephone or the Internet.

Changing your vote. If you choose to change your vote you may do so by submitting a new vote by proxy, telephone, Internet or in person at the meeting. A later vote will cancel an earlier vote. For example, if you vote by Internet and later vote by telephone, the telephone vote will count and the Internet vote will be cancelled. If you wish to change your vote by mail, you should request a new proxy card from our Secretary (see Principal Executive Office below for the address). The last vote received before the meeting will be the only one counted. You may also change your vote by voting in person at the meeting. Your vote at the meeting will count and cancel your previous vote.

Vote Required. Directors will be elected by plurality vote so that the nominees for terms expiring in 2012 receiving the highest through the third highest numbers of votes will be elected, regardless of the number of votes cast. Similarly, the nominee for the term expiring in 2010 receiving the highest number of votes will be elected. However, under our governance policy, any director failing to receive a majority of the votes cast must offer to resign at the board meeting immediately following the shareholders’ meeting. The board must act on the offer of resignation at or before its next meeting, which is currently planned for mid-November, and publicly disclose its decision.

The proposal to ratify the selection of the independent registered public accounting firm requires a majority of votes cast on the proposal to pass. Abstentions and broker non-votes will have no effect as they are considered as votes not cast. If the audit committee’s selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm does not receive a majority of the votes cast, as a matter of good corporate practice, the audit committee will reconsider its selection.

Number of Copies Sent to Household. Where there are two or more shareholders sharing the same address, and unless you withheld your consent to “householding” or instructed us otherwise, we are only sending your household a single Notice of Internet Availability of Proxy Materials and, if you requested it, a single paper copy of our annual report and proxy statement. While “householding” saves us the expense of mailing duplicate documents to your home, and saves our natural resources, we hope this householding program also provides you greater convenience.

However, we will promptly provide additional copies of the Notice of Internet Availability of Proxy Materials, our 2009 annual report or this proxy statement to the other shareholders in your household if you send a written request to: Office of the Secretary, La-Z-Boy Incorporated, 1284 North Telegraph Road, Monroe, Michigan 48162, or you may call us at 734-242-1444 to request additional copies. Copies of the annual report, proxy statement and other reports we file with the SEC are also available on our website at www.la-z-boy.com or through the SEC’s website at www.sec.gov.

You may revoke your consent to householding at any time by contacting Broadridge Financial Solutions, Inc., either by calling toll-free 800-542-1061, or by writing to Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York 11717. If you revoke your consent, you will be removed from the householding program within 30 days of receipt of your revocation, and each shareholder at your address will then begin receiving individual copies of our disclosure documents.

Principal Executive Office. The shareholders’ annual meeting will be held at the company’s principal executive office, 1284 North Telegraph, Monroe, Michigan, 48162. Any communication for the company’s secretary or directors may be directed to the corporate secretary at this address.

PROPOSAL NO. 1: ELECTION OF DIRECTORS

Our board of directors is divided into three classes, two consisting of four directors each, and one consisting of three directors. Directors in each class serve for three-year, staggered terms. The terms of the three directors in one of the classes expire at this year’s annual meeting, so three directors will be elected to that class at the meeting. The three directors elected will serve until our annual meeting of shareholders in 2012 and until their successors are elected and qualified. In anticipation of several directors reaching our mandatory retirement age prior to the 2010 and 2011 elections, and to ensure an orderly transition, we recently expanded the board from ten to eleven directors and elected Janet E. Kerr to fill the additional seat until this year’s shareholders’ meeting.

Upon the recommendation of the board’s nominating and corporate governance committee, the board has nominated the current directors whose seats are up for election. The terms for both of the audit committee’s designated financial experts, John H. Foss and Richard M. Gabrys, expire at this year’s annual meeting. To provide continuity for the audit committee, the board is nominating Mr. Foss and Mr. Gabrys to separate classes. Richard M. Gabrys has been nominated for the term expiring in 2010. John H. Foss, Janet E. Kerr, and Nido R. Qubein have been nominated for the terms expiring in 2012. In the absence of other instruction, the persons named in the form of proxy will vote in favor of these nominees. If any nominee becomes unable or unwilling to serve, which we do not expect, the proxy holders will vote for a substitute nominee designated by the board.

Under the applicable Michigan corporate law, directors will be elected at the meeting by a plurality of votes cast from among those persons duly nominated with separate balloting for the three positions with terms expiring in 2012 and for the one position expiring in 2010. Thus, the nominees for terms expiring in 2012 who receive the highest through third highest numbers of votes will be elected, and the nominee for the term expiring in 2010 receiving the highest number of votes will be elected, regardless of the number of votes that for any reason are not cast for the election of those nominees, including abstention, broker non-votes, or withholding of authority. However, any director who does not receive a majority of the votes cast must tender his or her resignation at the board meeting immediately following the shareholders’ meeting. Abstention, broker non-votes, or withholding of authority are considered votes not cast and will have no effect on the election of directors. The board then must act on the offer of resignation at or before its next meeting, which is currently planned for mid-November, and publicly disclose its decision. Any vacancy created by such resignation may then be filled by the board of directors pursuant to our bylaws.

Information about each nominee for election at the meeting and each director continuing in office is given below. Unless otherwise indicated, the principal occupation of each director or director nominee has been the same for at least five years. All of the nominees have consented to serve if elected.

Director Nominees for Terms Expiring in 2012

John H. Foss, age 66	Director since 2001
º Retired Vice President, Treasurer and Chief Financial Officer of Tecumseh Products Company
º Director of United Bancorp, Inc.
Janet E. Kerr, age 54	Director since 2009
º Professor of law and the Executive Director of the Palmer Center for Entrepreneurship and the Law at Pepperdine University School of Law
º Director of CKE Restaurants, Inc.
º Director of Larta Institute (a private non-profit corporation focused on commercialization of emerging scientific and technological concepts)
º Director of Tilly’s, Inc. (retailer of apparel and accessories)
Nido R. Qubein, age 60	Director since 2006
º President of High Point University since 2005
º Chairman of Great Harvest Bread Company
º Director of BB&T Corporation (banking and financial services)

Director Nominee for a Term Expiring in 2010

Richard M. Gabrys, age 67	Director since 2006
º Dean, Wayne State University School of Business Administration, from 2006 through 2007
º Vice Chairman of Deloitte & Touche LLP (professional services firm providing audit and financial advisory services), from 1995 until retirement in 2004
º Director of CMS Energy Corp.
º Director of TriMas Corporation
º Director of Massey Energy Company

Continuing Directors with Terms Expiring in 2010

David K. Hehl, age 62	Director since 1977
º Member of the public accounting firm of Cooley Hehl Wohlgamuth & Carlton P.L.L.C.
Rocque E. Lipford, age 70	Director since 1979
º Of Counsel to the law firm of Miller, Canfield, Paddock and Stone, P.L.C.
º Director of MBT Financial Corp.
Jack L. Thompson, age 70	Director since 2001
º Chairman of the Board of The Plastics Group, Inc. since 2005 (manufacturer and designer of highly engineered plastic molded products). Director since 2001

º

Chairman of Penda Corporation from 2004 until 2005 (manufacturer and marketer of truck bedliners and accessories). Previously President/Chief Executive Officer of Penda Corporation from 1997 until retirement in 2004

º Acting Chief Executive Officer, since September 2006, and Director of Union Corrugating Company (metal roofing products)
º Owner and principal of The Profit Optimization Group (profit optimization consulting) since 2006
º Director of Ontario Drive and Gear, Ltd. (manufacturer of amphibious utility/all terrain vehicles and precision gears)

Continuing Directors with Terms Expiring in 2011

Kurt L. Darrow, age 54	Director since 2003
º Our President and Chief Executive Officer
º Trustee of Adrian College
James W. Johnston, age 70	Director since 1991
º Chairman of the Board of La-Z-Boy Incorporated since August 2006
º Private investor
H. George Levy, M.D., age 59	Director since 1997
º Otorhinolaryngologist
º Director of Michigan Trust Bank
W. Alan McCollough, age 59	Director since 2007
º Former Chairman and Chief Executive Officer of Circuit City Stores, Inc. (retailer of consumer electronics, home office products, entertainment software, and related services) from 2000 to 2006
º Director of VF Corporation
º Director of The Goodyear Tire & Rubber Company

SHARE OWNERSHIP INFORMATION

The tables below provide information about beneficial owners of our common shares. Under applicable SEC rules, anyone that has or shares the right to vote any of our common shares or has or shares dispositive power over any of them is a “beneficial owner” of those shares. The settlor of a trust with a right to revoke the trust and regain the shares or a person who can acquire shares by exercising an option or a conversion right may also be considered a beneficial owner under these rules. Consequently, more than one person can be considered the beneficial owner of the same common shares. Unless otherwise indicated below, each owner named in a table has sole voting and sole dispositive power over the shares reported for that person. In each case, we calculate the percent of class based on the 52,169,565 shares outstanding as of the record date for our annual meeting.

Security Ownership of Known Over 5% Beneficial Owners
(as of December 31, 2008 except as otherwise indicated)

Name and Address	Number of Shares	Percent of Class
Dimensional Fund Advisors, LP 1299 Ocean Avenue Santa Monica, CA 90401	4,298,984	8.24
Barclays Global Investors, NA and related companies 45 Fremont Street San Francisco, CA 94105	3,517,751	6.74
Franklin Resources, Inc. and related parties One Franklin Parkway San Mateo, CA 94403	3,284,920	6.30
Royce & Associates, LLC 1414 Avenue of the Americas New York, NY 10019	2,748,300	5.27

•	Information about Dimensional Fund Advisors LP is based on an amended Schedule 13G it filed after December 31, 2008, in which it reported that as of that date it had sole voting power over 4,221,366 common shares and sole dispositive power over 4,298,984 common shares. It also reported that it serves as an investment manager and an investment advisor to various investment companies, trusts and accounts, and that the shares are owned by its clients, no one of which, to the knowledge of Dimension Fund Advisors LP, owns more than 5% of the class. Dimensional Fund Advisors LP disclaims beneficial ownership of all the shares.
•	Information about Barclays Global Investors, NA and related companies is based on a Schedule 13G they filed jointly after December 31, 2008, in which they reported that as of that date they had sole voting power over 2,737,620 common shares and sole dispositive power over 3,517,751 common shares. The other companies reported as beneficial owners of common shares were Barclays Global Fund Advisors and Barclays Global Investors, Ltd.
•	Information about Franklin Resources, Inc., Charles B. Johnson and Rupert H. Johnson, principal shareholders of Franklin Resources, Inc., and Franklin Advisory Services, LLC is based on an amended Schedule 13G they filed jointly after December 31, 2008, in which they reported that as of that date they had sole voting power over 3,183,620 common shares and sole dispositive power over 3,284,920 common shares through their control of Franklin Mutual Advisers, LLC, a wholly owned subsidiary of Franklin Resources, Inc., that acts as investment manager to various investment companies that hold our shares.
•	Information about Royce & Associates, LLC is based on a Schedule 13G it filed after December 31, 2008, in which it reported that as of that date it had sole voting and dispositive power over 2,748,300 common shares.

Security Ownership of Current Executive Officers, Directors, and Nominees
(as of record date for annual meeting)

The following table shows the beneficial ownership of our common stock by each director, each executive officer named in the Summary Compensation Table, and all directors and current executive officers as a group as of the record date for the annual meeting.

Name	Number of Shares	Percent of Class
Mark S. Bacon, Sr.	28,000	*
Kurt L. Darrow	552,361	1.05
John H. Foss	15,100	*
Richard M. Gabrys	9,000	*
David K. Hehl	56,772	*
James W. Johnston	1,394,029	2.67
Janet E. Kerr	0	*
Steven M. Kincaid	193,482	*
H. George Levy	19,000	*
Rocque E. Lipford	24,700	*
W. Alan McCollough	7,000	*
Nido R. Qubein	20,960	*
Louis M. Riccio, Jr.	81,468	*
Otis S. Sawyer	91,027	*
Jack L. Thompson	15,400	*
All current directors and current executive officers as a group (15 persons)	2,508,299	4.76

*	less than 1%
•	For purposes of calculating the percentage ownership of the group in the table above, all shares subject to options held by any group member that currently are exercisable or that will become exercisable within 60 days of July 1, 2009 are treated as outstanding, but for purposes of calculating the percentage of ownership of any individual, only the optioned shares held by that individual are treated as outstanding. The table includes the following numbers of optioned shares:

Mr. Darrow	310,600
Mr. Kincaid	99,050
Mr. Riccio	47,850
Mr. Sawyer	58,050
All current directors and current executive officers as a group	515,550
•	The table also includes the following numbers of shares owned by a named person’s wife or held in trust, beneficial ownership of which is disclaimed by him:

Mr. Hehl	13,272
Mr. Johnston	453,829
Mr. Lipford	2,400
•	Shares shown in the table for Mr. Lipford do not include 111,879 common shares held by the Edwin J. and Ruth M. Shoemaker Foundation. Mr. Lipford acts as one of the six members of the board of directors of the Foundation. He disclaims beneficial ownership with respect to these shares.
•	None of the shares shown in the table are pledged as security.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors, some over 10% owners of our common shares, and some persons who formerly were directors, executive officers, or over 10% owners, to file reports of ownership and changes in ownership with the SEC and the NYSE and furnish us with a copy of each report filed. Based solely on our review of copies of the reports filed by some of those persons and written representations from others that no reports were required, we believe that during fiscal 2009 all Section 16(a) filing requirements were complied with in a timely fashion.

CORPORATE GOVERNANCE

Board of Directors. As representatives of the shareholders, the board of directors oversees and provides guidance to the management of our company. The board also takes into consideration the interest of the employees, customers, vendors and communities we impact. To reinforce the board’s independence from management, our bylaws provide that the position of chairman of the board cannot be held by the chief executive officer. Each year the board elects a chairman from among the independent members of the board at the meeting of the directors immediately following the annual shareholders’ meeting.

While the chairman and the chief executive officer confer on the meeting agendas, any director may suggest items for the agenda or request additional information from management. Annually the board schedules four executive sessions without management present, which are held at the conclusion of regular meetings. Nevertheless, any director may request an executive session at any meeting. These executive sessions are chaired by the chairman of the nominating and governance committee. During the fiscal year ended in April 2009, the board met eight times in full session and five times in executive session immediately following a regular meeting. Because the directors are scheduled to meet immediately after the annual shareholders’ meeting, our directors are expected to attend the shareholders’ meeting. Last year, all the then current directors attended the 2008 shareholders’ meeting. In addition, each director attended at least 75% of the total of all meetings of the board and committees on which each served during the fiscal year 2009. We expect all the current directors and director nominees to attend the 2009 shareholders’ meeting.

The board has adopted and operates under a set of guidelines that outline, among other governance matters, the role of the board, our policies related to director criteria, independence, qualification, orientation, and assessment of board performance. These guidelines can be found on our website at http://www.la-z-boy.com/about/corp_governance.aspx. In addition to the Governance Guidelines you will also find the charter for each of the board’s key committees as well as our Code of Business Conduct, which establishes our expectations for the business behavior of our employees, officers and directors. We will provide print copies of these materials, at no cost, to any shareholder who requests a copy from the Corporate Secretary at 1284 N. Telegraph, Monroe, Michigan 48162.

Director Compensation. We designed the annual pay package for directors to attract and retain highly qualified professionals to represent our shareholders. Directors who also are employees receive no additional compensation for serving on the board. Non-employee directors receive a combination of cash and restricted stock units as compensation for their service. We also reimburse our directors for their costs of travel, lodging and related expenses while on company-related business. We encourage our directors to visit our company facilities and independently owned retail outlets to improve their understanding of our operations.

Last year, with the expectation that several directors would reach our mandatory retirement age over the next several years, the compensation committee engaged an independent executive compensation consultant to review market compensation practices for directors among comparably-sized companies. The consultant advised the committee that our director compensation was significantly below median levels for comparably-sized companies (both general industrials and furniture companies), primarily in the area of equity compensation. Based on the consultant’s report and in the light of the importance of being able to attract well-qualified director candidates, the compensation committee recommended and the full board approved the following non-employee director compensation effective August 1, 2008:

Cash Compensation

•	Each non-employee director receives an annual cash retainer of $35,000.
•	The Chairman of the Board receives an additional annual cash retainer of $100,000.

•	The chairman of the audit committee receives an additional annual cash retainer of $10,000.
•	The chairmen of the other board committees each receive additional annual retainers of $6,000.
•	In addition to the annual retainers, which are paid in quarterly installments, non-employee directors receive $1,500 for each board meeting or board committee meeting attended in person or by conference call.

Equity Compensation

•	On September 1, 2008, each non-employee director then in office received a grant of 8,587 restricted stock units with a grant date value of $65,000.
•	Each restricted stock unit is equivalent in value to a share of La-Z-Boy common stock. Dividend equivalents are awarded on restricted stock units at the same time and in the same amount as dividends declared on our common shares. The restricted stock units do not include voting rights. The units vest and are settled when the director leaves the board. The settlement is payable in cash only in a lump sum or in annual installments for up to ten years, at the director’s choice.

Upon the election of an additional director in February 2009, the board awarded the new director 5,000 restricted stock units with a grant date value of $4,500.

The following table provides details regarding each of the non-employee directors’ compensation for fiscal 2009. The amount of annual cash compensation varied based on committee participation, committee chairs held, meetings attended, and mid-year election to the board and committees. Stock awards reflect the accounting fair value at April 25, 2009.

2009 Director Compensation

Name	Fees Earned or Paid in Cash $(1)	Stock Awards $(2)	All Other Compensation $(3)	Total ($)
John H. Foss	$70,500	$18,634	$515	$89,649
Richard M. Gabrys	$65,000	$18,634	$515	$84,149
David K. Hehl	$65,000	$18,634	$515	$84,149
James W. Johnston	$138,250	$18,634	$515	$157,399
Janet E. Kerr	$8,986	$10,850	$0	$19,836
H. George Levy	$58,000	$18,634	$515	$77,149
Rocque E. Lipford	$62,000	$18,634	$515	$81,149
W. Allan McCollough	$58,000	$18,634	$515	$77,149
Nido R. Qubein	$58,000	$18,634	$515	$77,149
Jack L. Thompson	$55,000	$18,634	$515	$74,149

(1)	Includes actual annual board retainer fee, committee chairman fees, and meeting fees.
(2)	Reflects the fair market value as of the end of the fiscal year (April 25, 2009) of $2.17 per share. Except for Janet E. Kerr, each director received 8,587 restricted stock units on September 1, 2008. Upon joining the board, Ms. Kerr was awarded 5,000 restricted stock units.
(3)	Reflects payments of dividend equivalents on the restricted stock units at the time and in the amount that dividends were declared for common shares.

Independence. Our board of directors strongly supports the concept of director independence. The Chief Executive Officer is the only member of the board that is a current or past employee of the Company. Under our Governance Guidelines, we mandate that a majority of directors must be independent. In addition, we limit membership on the audit, compensation, and nominating and governance committees to independent directors. The board annually reviews and affirmatively determines the independence of each director. With the exception of our chief executive officer, Kurt L. Darrow, we have determined that each of the directors is an independent director and lacks any material relationship with the company that would impede his or her autonomy. In making its determination, the board utilized the following criteria, as reflected in the Governance Guidelines:

•	Within the last three years a director or immediate family member may not have been an employee of the company or its independent registered public accounting firm.
•	Within the last three years a director or immediate family member may not have been part of an interlocking directorship in which any of our executive officers serves on the compensation committee of another company that employs the director or family member.
•	Within the last three years a director or immediate family member may not have received more than $100,000 during any 12-month period in direct compensation from La-Z-Boy, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided the compensation is not contingent in any way on continued service).
•	A director or immediate family member may not be an executive officer or employee of an entity that makes payments to or receives payments (other than contributions to a tax-exempt organization or charity) from us for property or services that, in any single fiscal year, within the last three years, exceed the greater of $1 million or 2% of the other entity’s consolidated gross revenues.
•	The following categorical standards identify relationships that a director may have with us that will not be considered material:
º	If a director is an executive officer, director, or shareholder of another company that does business with us and the annual revenues derived from that business are less than 1% of either company’s total revenues.

º	If a director is an executive officer, director, or shareholder of another company that is indebted to us, or to which we are indebted, and the total amount of either company’s indebtedness to the other is less than 1% of the total consolidated assets of each company; or if the director is an executive officer, director, or shareholder of a bank or other financial institution (or its holding company) that extends credit to us on normal commercial terms and the total amount of our indebtedness to the bank or other financial institution is less than 3% of our total consolidated assets.
º	If a director is an executive officer or director of another company in which we own common stock, and the amount of our common stock interest is less than 5% of the total shareholders’ equity of the other company.
º	If any family member of a director is or was employed by us in a non-executive capacity and the family member’s compensation has not exceeded $100,000 in any one fiscal year.
º	If a director is a director, officer, or trustee of a charitable organization, our annual charitable contributions to the organization (exclusive of gift-match payments) are less than 1% of the organization’s total annual charitable receipts, all of our contributions to the organization were approved through our normal approval process, and no contribution was made “on behalf of” any of our officers or directors; or if a director is a director of the La-Z-Boy Foundation.
º	If a director is a member of, employed by, or of counsel to a law firm or investment banking firm that performs services for us, payments made by us to the firm during a fiscal year do not exceed 1% of the firm’s gross revenues for the fiscal year, and the director’s relationship with the firm is such that his or her compensation is not linked directly or indirectly to the amount of payments the firm receives from us.

The NYSE Listed Company rules also require that a majority of our directors be independent directors. Applying these standards and the criteria in our Corporate Governance Guidelines, the board of directors has affirmatively determined that each of the following directors, comprising all of the non-management directors, meets the criteria for “independent” directors set forth in the listing standards of the NYSE and is an “independent” director under those standards and under our Corporate Governance Guidelines: Ms. Kerr, Messrs. Foss, Gabrys, Hehl, Johnston, Lipford, McCollough, Qubein and Thompson, and Dr. Levy. Mr. Lipford is “Of Counsel” to the law firm of Miller, Canfield, Paddock and Stone, P.L.C., which provided us with legal services in fiscal 2009 and has done so for many years. The board determined that Mr. Lipford is independent under the last of the categorical standards listed above because of the nature of his relationship with Miller, Canfield and because Miller, Canfield advised us that the total amount we paid it during the past fiscal year was less than 0.5% of its gross revenues for that period.

Majority Vote Standard for Director Elections. Under our Corporate Governance Guidelines, we established a majority vote standard for directors in an uncontested election. Should a director not receive a majority of the votes cast in an uncontested election, he or she is required to submit his or her resignation at the annual board meeting immediately following the annual shareholders’ meeting. The other directors must act on the resignation at or before the next regularly scheduled meeting and publicly report the board’s decision. For purposes of this rule, an election is treated as contested when there are more nominees than positions to be filled by election at the meeting.

Communication with Directors. Interested parties wishing to communicate their comments, concerns or questions about La-Z-Boy to the board of directors, the Chairman or the non-employee directors may do so by U.S. mail addressed to the board, the Chairman or the non-employee directors at:

Office of the Corporate Secretary
La-Z-Boy Incorporated
1284 North Telegraph Road
Monroe, Michigan 48162

The Corporate Secretary reviews and compiles any communications received for the board, board committees or individual non-employee directors. He provides a summary of any lengthy or repetitive communications, and forwards them to the appropriate director or directors. The complete communication is furnished to the appropriate director or directors upon their request.

Related Party Transactions. Our company’s Code of Business Conduct, which applies to all employees, executive officers and directors, requires avoidance of any situation creating a potential conflict of interest. Where a potential conflict is unavoidable, it must be disclosed to the president, secretary or chairman of the audit committee. Each year we require the directors and executive officers to complete a questionnaire disclosing any transactions between the directors or executive officers, including their immediate family members, and La-Z-Boy. The audit committee is responsible for reviewing and approving any related party transactions involving directors or executives. The audit committee reviews any transactions related to directors or executive officers reported, or identified from the questionnaires, and takes appropriate action. We will disclose any waivers of the Code of Business Conduct related to the directors or executive officers on our website.

Independent Audits. The lead partner of our independent registered public accounting firm is rotated at least every five years. PricewaterhouseCoopers LLP has been selected as the independent registered public accounting firm for fiscal 2010.

Board Committees. We currently have three standing committees of the board, the audit, compensation, and nominating and governance committees. At the annual board of directors meeting, the directors establish the membership and determine the chairman for each committee. In accordance with our Corporate Governance Guidelines and the independence standards of the NYSE rules, only independent directors serve on each of the audit, compensation, and nominating and corporate governance committees.

The board of directors reviews and approves each of the committees’ charters and amendments. Each committee of the board, and the board itself, has the authority to engage independent consultants and advisors at the Company’s expense. The chairman of the board is not a member of any of the board committees, but he does coordinate the agendas and activities of the committees with each committee chairman and attends the committee meetings. The current membership of each of the key committees is shown in the following table:

Name	Audit	Compensation	Nominating and Corporate Governance
Kurt L. Darrow
John H. Foss	Chair
Richard M. Gabrys	X	Chair
David K. Hehl	X
James W. Johnston
Janet E. Kerr			X
H. George Levy		X	X
Rocque E. Lipford			Chair
W. Alan McCollough		X	X
Nido R. Qubein		X	X
Jack L. Thompson		X

Audit Committee

The audit committee selects the independent registered public accounting firm to perform the annual audit and review of internal controls. In addition, the audit committee assists the board in the oversight of our financial reporting process, our compliance with legal and regulatory requirements, and the effectiveness of the internal and external audit functions. The audit committee does not provide any expert or special assurance about the financial statements or any professional certification of the outside auditor’s work. The committee oversees all aspects of dealing with the independent registered public accounting firm, including its appointment, retention and compensation. To assure itself of the auditor’s independence, the audit committee annually requests, and reviews, the outside auditor’s written statement of relationships between the auditor and La-Z-Boy and controls the use of the outside auditors for non-audit work by the company. In addition, the audit committee discusses the quality and adequacy of internal controls with management and the outside auditor. The board has determined that John H. Foss and Richard M. Gabrys are audit committee financial experts within the meaning of the SEC rules and that all three members are independent and financially literate within the meaning of the NYSE’s Corporate Governance Listing Standards. For further discussion of the audit committee’s activities see the “Audit Committee Report” at page 13. The charter of the audit committee will be provided to any shareholder upon request and can be found on our website at http://www.la-z-boy.com/pdf/IR/Audit_Charter.pdf.

Compensation Committee

The compensation committee oversees the compensation programs for our executives and directors. The compensation committee regularly reviews the compensation package for executives with the intent of providing a total compensation package that is competitive with market-median levels when we perform as expected. The committee reviews the compensation of our chief executive officer, chief financial officer and the executive officers named in the Summary Compensation Table (referred to as the named executive officers). The committee also evaluates the performance of our chief executive officer and reviews with the chief executive officer the performance of the other named executive officers. Membership on the committee requires directors to meet standards of independence as promulgated by the SEC (i.e. “non-employee director” as defined in the rules under Section 16 of the Securities Exchange Act of 1934), the Internal Revenue Service (i.e. “outside director” as defined in the regulations under Section 162(m) of the Internal Revenue Code) and the NYSE listing standards. In performing its duties the committee utilizes an independent outside compensation consultant (Towers Perrin) and has access to our human resources, legal personnel and senior management. The compensation committee annually produces a report on executive compensation for inclusion in the proxy statement, see page 20. The charter of the compensation committee will be provided to any shareholder upon request and can be found on our website at http://www.la-z-boy.com/pdf/IR/Compensation_Charter.pdf.

Compensation Committee Interlocks and Insider Participation. Dr. Levy and Messrs. Gabrys, McCollough, Qubein, and Thompson served throughout fiscal 2009 as the only members of the compensation committee. None of the members of the committee has been an officer or employee of the Company or any of its subsidiaries. No named executive officer of the Company serves on the board of directors of any company at which a compensation committee member is employed.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee oversees the board’s practices, policies, and procedures and makes recommendations on general corporate governance issues including the size, structure, and composition of the board and its committees. The nominating and corporate governance committee also identifies, evaluates, and recommends director candidates for election by shareholders or to fill vacancies on the board. In addition to considering prospective candidates identified by the committee’s own members or referred to it by other board members, management, or outside sources, the nominating and corporate governance committee will consider candidates recommended by shareholders. (For information on how to propose a candidate to the nominating and corporate governance committee and on the requirements for a shareholder’s own nomination of a director, see Next Annual Meeting — Shareholder Proposals for the 2010 Annual Meeting on page 29.) The committee evaluates proposed candidates based on their resumes and through references and personal interviews. The Committee considers, among other factors, the candidate’s experience in the context of the board’s current and future needs, leadership qualities, high ethical standards and integrity, diversity, exercise of mature judgment, independence and time commitments. The nominating and corporate governance committee is composed of independent directors who met five times during fiscal 2009. The charter of the nominating and governance committee will be provided to any shareholder upon request and can be found on our website at http://www.la-z-boy.com/pdf/IR/Nominating_Governance_Charter.pdf.

AUDIT COMMITTEE REPORT

Pursuant to its charter, the Audit Committee assists the Board in its oversight of the integrity of the Company’s financial reporting process, internal controls and procedures, and compliance with legal and regulatory requirements. The Audit Committee members do not replace or duplicate the activities of management or the independent registered public accounting firm. The Company’s management is directly responsible for the financial reporting process and its internal controls. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements and internal control over financial reporting in accordance with the auditing standards of the Public Company Accounting Oversight Board. The Audit Committee selects, retains, terminates and manages the relationship with the independent registered public accounting firm.

In selecting the independent registered public accounting firm to perform the annual audit and review of internal controls, the Audit Committee reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence. The Committee discussed with PricewaterhouseCoopers LLP the work performed and fees earned for non-audit services and confirmed with PricewaterhouseCoopers LLP their continued independence.

The Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended April 25, 2009 for filing with the Securities and Exchange Commission. In making its recommendation, the Audit Committee reviewed and discussed the Company’s fiscal 2009 audited financial statements and its internal controls over financial reporting with management and PricewaterhouseCoopers LLP. The Audit Committee met regularly in executive session without management and at certain of its meetings, the Audit Committee met in private session with the Company’s independent registered public accounting firm and discussed, among other issues, management’s financial estimates and judgment, the Company’s internal control over financial reporting, the Company’s accounting principles, and regulatory compliance. The Audit Committee discussed with PricewaterhouseCoopers LLP the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board Rule in 3200T. The Audit Committee also met separately with the Company’s chief executive officer, chief financial officer, head of audit services, and other members of senior management to discuss these same topics.

In performance of its duties during fiscal 2009, the Audit Committee met eight times with the senior members of the Company’s financial management team and the independent registered public accounting firm. They also requested to, and did meet with, other department managers to discuss various financial risks of the Company. Pursuant to the Committee’s charter, the Committee may, as they deem appropriate, obtain advice and assistance from outside legal, accounting and other advisors at the Company’s expense. The Audit Committee recently reviewed and amended its charter and a copy of the current Audit Committee charter is available on the Company’s website at www.la-z-boy.com/about/corp_governance.aspx.

The Audit Committee John H. Foss, Chairman Richard M. Gabrys David K. Hehl

Audit Fees

For professional services rendered to us for fiscal years 2009 and 2008, PricewaterhouseCoopers LLP has billed us as follows:

	Fiscal 2009	Fiscal 2008
Audit Fees	$1,397,400	$1,284,500
Audit Related Fees	132,824	42,000
Tax Fees	32,100	32,000
All Other Fees	1,500	1,500
Total	$1,563,824	$1,360,000

Audit fees represent fees for audit work performed on our annual financial statements, our internal controls over financial reporting, management’s assessment of our internal controls over financial reporting, and reviews of the quarterly financial statements included in our quarterly reports on Forms 10-Q, as well as audit services that are normally provided in connection with our statutory and regulatory filings.

Audit-related fees relate to audits of our employee benefit plans, review of controls related to the new accounting systems, and an assessment of the Company’s internal audit service compliance with professional standards. Tax fees include fees for domestic and foreign tax compliance and advisory services. All other fees represent accounting research software subscription fees.

The audit committee’s current policy requires pre-approval of all audit and non-audit services provided by the independent auditors before the engagement of the independent auditors to perform them. A limited amount of tax services have been pre-approved. Services, including tax services not covered by the general pre-approval, require specific pre-approval by the committee.

COMPENSATION DISCUSSION AND ANALYSIS

This section summarizes our compensation program for the chief executive officer, chief financial officer, and the other executive officers named in the Summary Compensation Table. (We refer to them collectively as “named executive officers.”) It explains our objectives and describes each pay element and the role it plays in the overall compensation program. We identify if the section pertains only to the named executive officers or if it applies to a broader group of employees. This section should be reviewed with the pay disclosure tables that begin with the Summary Compensation Table on page 21.

Executive Summary

Our company, similar to the furniture industry as a whole, experienced a challenging business environment in fiscal year 2009 due to unprecedented turmoil in the global financial and credit markets, as well as the weak housing market, which resulted in significantly reduced consumer confidence and demand for home furnishings. As a result, the majority of our operating units had fiscal 2009 financial performance below expected levels. These results are reflected in our fiscal 2009 pay program decisions. The company did not award bonuses for the year to the named executive officers. As a result, the total compensation paid to the named executive officers for fiscal 2009 was below target levels and below market median levels.

Executive Compensation Approach

The executive pay program is designed to reflect the following objectives:

•	Market competitive. We provide a pay package, including base salaries and incentive opportunities, designed to be competitive with industry peers and companies of similar revenue size.
•	Pay for performance. We provide the majority of the named executive officers’ target pay opportunity through annual and long-term incentive award opportunities, which are earned based on performance.
•	Align with shareholder interests. We require our named executive officers to own our stock over a sustained period to ensure they have the perspective of long-term shareholders.

•	Program effectiveness. We have straightforward programs that provide meaningful award opportunities aligned to the achievement of our business strategy.
•	Cost efficient. In designing our executive pay program, we take into account the cost of various possible elements (share usage, cash flow and accounting impact).

All named executive officers participate in the same compensation program and are subject to the same pay policies. The majority of each executive’s target compensation is at-risk with the amount realized, if any, based on company performance. The pay level and at-risk portion increases as an executive assumes greater levels of responsibility and impact to the company. Accordingly, the chief executive officer’s pay level and at-risk pay portion are higher than other officers due to his greater level of responsibility.

Compensation Committee’s Role

Each year, the committee reviews and approves the overall design of our executive pay programs and all pay elements for the named executive officers. Three senior executives (chief executive officer, chief financial officer, and vice president human resources) provide input on program design (including goals, weighting, etc.) and information on the company’s and the furniture industry’s performance. The committee also receives input from legal counsel. Management is responsible for implementing the executive pay program that the committee approves.

Towers Perrin, an international human resources consulting firm, assists the committee as an outside executive compensation consultant. When the committee requests, the consultant conducts officer pay level benchmarking, provides input on pay program design, and presents recommendations consistent with our pay philosophy. During fiscal 2009, Towers Perrin provided information about market practices and executive pay levels that we considered in developing our executive pay program.

Pay-Setting Process Methodology

All executives are assigned to pay grades based on the duties and responsibilities of their positions. For each pay grade, we establish a salary range and the target annual and long-term incentive award opportunities based on market median pay levels. In setting individual pay levels, we consider market pay data, company performance, an executive’s competencies, skills, experience, and performance, as well as our business needs, cost, and internal relationships.

In setting the named executive officers’ pay levels, the committee reviews pay of the chief executive officer and other named officers as a team. Annually we review current total direct compensation (salary, annual and long-term incentive awards) among a peer group of furniture companies similar in size to La-Z-Boy. The peer group considered in setting fiscal 2009 pay levels was comprised of the following companies: Bassett Furniture Industries, Inc., Ethan Allen Interiors, Inc., Flexsteel Industries, Inc., Furniture Brands International, Inc., Herman Miller, Inc., Hooker Furniture Corp., Stanley Furniture Co., Inc. and Steelcase, Inc.

In addition, we review target total direct compensation among comparably sized general industry companies. The general industry data, which are presented by the consultant, are based on several national, published compensation surveys conducted by Mercer, Watson Wyatt and Towers Perrin. The surveys include several hundred companies of comparable size representing a cross section of industries, including manufacturing and services.

Periodically, we review the market practices for executive retirement benefits, deferred compensation plans, and change in control agreements.

The committee reviews pay tally sheets for each of the named executive officers, detailing dollar amounts for each element of pay, total pay, and accumulated pay. In addition, the pay tally sheets include what we estimate we would pay if the executive voluntarily resigned or the company experienced a change in control. The pay tally sheets are used as a reference tool only (prior compensation and accumulated pay are not used to set pay levels for the upcoming year).

A formal, individual performance evaluation is conducted each year and considered in pay actions. The independent members of the board of directors assess the chief executive officer’s performance each year. This formal assessment includes an evaluation of critical areas, including customer relations, human capital, shareholder value, operating results and strategic goals. For the other named executive officers, the chief executive officer assesses their individual performance through a formal evaluation of specific goals set at the start of the year.

Executive Compensation Program Elements

To best achieve our objectives for the executive pay program, we provide a compensation package comprised of the following primary elements:

•	Base salary
•	Management Incentive Plan (annual incentive opportunity)
•	Long-term Equity Award Plan
•	Other executive compensation program elements (stock ownership guidelines, retirement benefits and deferred compensation)

Some elements vary based on the company’s performance, and some provide no benefit unless the company achieves specific results. The mechanics of these pay elements and our fiscal 2009 pay decisions are detailed below.

Base Salary

Base salaries are provided to compensate an executive for his/her duties, competencies, experience and performance, as well as to provide a basic degree of financial security. Base salaries for our executive team are set with consideration of market levels, our structure, internal pay relationships and the total cost. Executives are eligible for annual merit salary increases based on individual performance, comparison to market levels and the total salary budget. Executives are also eligible for salary adjustments if they are promoted or their job responsibilities change.

Analysis — Salary Changes in Fiscal 2009

In fiscal 2009, effective May 1, 2008, three officers (Messrs. Darrow, Riccio and Sawyer) received salary increases based on a review of their individual performance and to bring their salaries within 10% of the market median. The committee had not made salary changes for the named executive officers for two years (fiscal 2007 and 2008).

The named executive officers’ fiscal 2008 and 2009 annualized salaries are presented in the table below.

Executive	Fiscal 2008 Salary	Fiscal 2009 Salary	% Change
Kurt L. Darrow	$675,000	$725,000	7.4%
Louis M. Riccio, Jr.	$320,000	$350,000	9.4%
Mark S. Bacon, Sr.	N/A	$375,000	N/A
Steven M. Kincaid	$360,000	$360,000	0%
Otis S. Sawyer	$285,000	$310,000	8.8%

As of the end of fiscal 2009, the named executive officers’ salaries were, on average, competitive with market median levels.

Normal base salary increases were not made on May 1, 2009 (for fiscal year 2010), due to the company’s financial performance.

Management Incentive Plan

The named executive officers and the management team participate in the Management Incentive Plan (MIP), which is an annual incentive (bonus) plan. The MIP is designed to motivate and reward executives for the achievement of annual goals. Target awards, specified as a percentage of base salary, vary by pay grade. Employees have the opportunity to earn awards up to 200% of their target, based on performance.

In prior years, 80% of each MIP award was based on financial performance and 20% on individual performance goals. Due to the company’s financial performance and desire to conserve cash, the committee eliminated the individual component in determining fiscal 2009 awards. This decision effectively reduced each employee’s target award to 80% of what it otherwise would have been and tied the entire award opportunity to financial performance.

Fiscal 2009 financial measures were:

•	2/3 weight — Operating Margin (operating income as % of annual revenues)
•	1/3 weight — Sales

These financial measures were selected because they drive shareholder value and reflect our emphasis on profitability (operating margin). The committee has discretion, in extraordinary circumstances, to modify incentive awards for financial goals, either up or down, for the named executive officers. We believe that if we disclosed the specific financial targets associated with our annual incentive plan, we would give our competitors insight into our operations and cost structure that would harm La-Z-Boy in the marketplace. As a result, we are not disclosing our specific financial targets.

The target financial performance goals are set to be challenging but achievable. Over the prior five years (fiscal years 2004 to 2008), payouts under the MIP for overall company financial performance have averaged about 35% of target.

Analysis — No Fiscal 2009 MIP Awards Paid

After reviewing our fiscal 2009 financial results and other information available to it, the committee determined that none of our named executive officers would receive any MIP payout for fiscal 2009.

Presented below are our named executive officers’ fiscal 2009 target and actual MIP awards, expressed as a percentage of base salary.

Executive	Fiscal 2009 Target Incentive (%)	Actual Fiscal 2009 Incentive (%)
Kurt L. Darrow	90%	0%
Louis M. Riccio, Jr.	50%	0%
Mark S. Bacon, Sr.	50%	0%
Steven M. Kincaid	50%	0%
Otis S. Sawyer	50%	0%

Long-term Equity Award Plan

Our 2004 Long-term Equity Award Plan is designed to motivate and reward executives for creating shareholder value and facilitate retention. The value our employees receive varies based on performance and the future price of our common stock.

We establish award levels for each eligible pay grade after considering market median practices and the total cost (share usage and accounting impact) to the company. The committee grants annual equity-based awards on the second Wednesday in July. Our chief executive officer has discretion during the year to approve limited grants of restricted stock to recruit executives and reward promoted employees other than the named executive officers.

Each year the committee determines the appropriate long-term incentive award types and mix based on consideration of our objectives for the grants, as well as market practices, share usage, accounting/tax impact and past practices. We determine the accounting cost of the stock-based awards as of the date of grant and accrue the expense over the vesting period. The ultimate expense for performance-based stock awards is based on the number of shares earned.

We design our stock options and performance-based stock awards to be tax deductible by the company. When executives exercise options or receive performance-based shares, they are taxed at ordinary income rates. At that time, we receive a tax deduction. We may not be able to deduct restricted stock awards for federal income tax purposes. For more discussion of the tax treatment, see Deductibility of Compensation on page 19.

Fiscal 2009 Grants

For fiscal 2009, we granted two types of stock-based awards in order to focus on financial results and facilitate retention: performance-based stock awards and restricted stock. The targets for the performance-based stock awards rewarded management based on the company’s earnings and operating cash flow.

The fiscal 2009 award types are summarized below.

Performance-Based Stock Awards (75% of total opportunity for officers)

Performance-based shares can be earned for achieving financial goals. The value of any earned shares is equal to La-Z-Boy’s future stock price. Performance-based shares can be earned for company performance relative to two financial measures over a one-year period (fiscal 2009):

•	First, a minimum diluted earnings per share (EPS) goal must be met
•	If the EPS goal is met, the number of shares earned is based on net cash provided by operating activities (as reported in our annual 10-K filing)

Employees can earn up to 150% of their target opportunity based on fiscal 2009 financial results. Contingently earned shares will be paid following an additional two-year vesting period, ending April 30, 2011.

Restricted Stock (25% of total opportunity for officers)

Restricted stock awards vest for future service with the value realized equal to La-Z-Boy’s stock price. Restricted shares vest in three installments:

•	After three years: 25% of the shares vest
•	After four years: 25% of the shares vest
•	After five years: 50% of the shares vest (fully vested)

Executives receive dividends on the restricted shares at the same rate provided to other shareholders. After vesting, an executive receives the shares. The actual value realized reflects the stock price upon vesting.

Analysis — Performance Awards Were Not Earned Due To Fiscal 2009 Financial Results

Based on the economic and operating environment, our results were below minimum performance requirements. Our named executive officers therefore received no payouts for their performance-based stock awards.

We believe that if we disclosed the specific financial targets associated with our performance-based stock awards, we would give our competitors insight into our operations and cost structure that would harm La-Z-Boy in the marketplace. As a result, we are not disclosing our specific financial targets.

The target financial performance goals are set to be challenging but achievable. Our executives have earned a payout only once since April, 2004.

Payouts for Equity Grants Made Prior to Fiscal 2009

The named executive officers (except for Mr. Bacon) realized value in fiscal 2009 for restricted stock grants made prior to fiscal 2009. The restriction period lapsed on a portion of grants made in fiscal 2005 and fiscal 2006. The pre-tax amounts realized are shown in the fiscal 2009 Option Exercises and Stock Vested table (on page 25). There were no stock option exercises during the year.

Equity Grant to Mark S. Bacon, Sr.

As an employment bonus, Mr. Bacon received a grant of 15,000 common shares on his date of hire (October 17, 2008). The awards vest 25% on October 17, 2011, 25% on October 17, 2012 and 50% on October 17, 2013.

Fiscal 2010 Grants

Following its annual review of the long-term incentive program in late fiscal 2009, the committee elected to reintroduce the use of stock options into our long-term incentive program. Stock options were granted in fiscal years prior to 2009 and provide value only if the company’s stock increases in value. The committee determined that equity grants made in July 2009 (fiscal 2010) for our executive officers will be comprised of stock options (75% of the award opportunity for officers) and restricted stock (25% of the award opportunity for officers). Stock options vest in equal installments over four years (25% per year) and have a five-year term.

Other Executive Compensation Program Elements

Executive Management Stock Ownership Guidelines

In June 2005, we set minimum stock ownership guidelines for executive management, including the named executive officers. The ownership guidelines are expressed as a number of shares and vary from about 38,000 to 144,000 shares, depending on the named executive officers’ responsibilities. We set the ownership levels based on a dollar value of four times annual salary for our chief executive officer and two times annual salary for the other officers using a representative share price at the time they become subject to the guideline. Each executive has five years to comply with the ownership guidelines.

In determining compliance with the guidelines, we include shares owned directly, shares held in a family trust or qualified retirement program, service-based restricted stock, and contingently earned (but unvested) performance-based stock awards. The committee annually monitors compliance with the guidelines. As of April 25, 2009, Messrs. Darrow, Kincaid, Riccio and Sawyer were already in compliance with their guidelines. Mr. Bacon began in his position during fiscal 2009 and has until May 1, 2014 to meet his required ownership level.

Retirement Benefits

We provide retirement benefit plans to encourage long-term employment and to help employees save for their retirement. Our named executive officers are eligible to participate in the same retirement benefit programs we offer to salaried employees at the corporate level.

We currently offer 401(k) and profit sharing plans into which we may make contributions. Profit sharing contributions for each participant (including all of the named executive officers) can range from 0% to 10% of the participant’s salary and bonus, based on the company’s annual profitability. Due to the company’s financial performance and desire to conserve cash, a profit sharing contribution was not made in fiscal 2009 and matching company contributions under the 401(k) plan were suspended January 1, 2009.

Executive Deferred Compensation Plan

The 2005 Executive Deferred Compensation Plan allows executives to defer the receipt of earned pay. Prior to the start of fiscal 2009, participants could elect to defer up to 100% of their salary and MIP award (the portion earned based on the financial component) for the year. In addition, we may contribute to this plan any company 401(k) match and profit sharing contributions that cannot be credited to the executives’ accounts due to Internal Revenue Code limitations. None of the named executive officers elected to defer compensation in fiscal 2009.

Named Executive Officer Change in Control Agreements

We have change in control agreements with our named executive officers to ensure continuity of our leadership in the event of a change in ownership of the company. Under the agreements, if there is a change in control and an executive’s employment is subsequently terminated, the officer would receive cash payments and other benefits. The total change in control-related payment is capped so as not to result in any excise taxes. Under our long-term incentive plan, all unvested stock options and restricted shares would immediately vest and performance-based shares would be paid based on performance to date. Additional information about the agreements and estimated payments are presented on page 26.

We do not have a formal severance plan for the named executive officers.

Other Considerations

Deductibility of Executive Compensation

We monitor the executive pay programs with respect to the present federal tax law to maximize the deductibility of compensation paid to named executives. Section 162(m) of the Internal Revenue Code generally precludes public companies from taking a tax deduction for compensation over $1 million to a named executive officer unless the compensation is performance-based. In fiscal 2009, equity grants were made under the 2004 Long-term Equity Award Plan. This plan provides for the granting of performance-based stock awards that qualify as performance-based compensation exempt from the tax deduction limit. Restricted stock awards do not qualify.

Recoupment of Incentive Payments

In fiscal 2009, we did not have a formal policy regarding adjusting or recovering annual or long-term incentive awards or payments if the relevant performance metrics upon which such awards or payments were based were later restated or otherwise adjusted. Subsequent to year end, we adopted a policy that we will seek reimbursement of annual or long-term incentive payments made to any management employee if the board of directors determines that the employee engaged in intentional misconduct that resulted in a material inaccuracy in our financial statements or performance metrics used to make incentive payments or awards and the employee would have received a lower payment if calculated based on accurate financial statements or performance metrics.

COMPENSATION COMMITTEE REPORT

The compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis. Based on this review and discussion, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in the company’s Annual Report on Form 10-K and this proxy statement.

Richard M. Gabrys, Chairman
Dr. H. George Levy
W. Alan McCollough
Nido R. Qubein
Jack L. Thompson

EXECUTIVE COMPENSATION

For fiscal 2009, the Summary Compensation Table and other tables present pay for five named executive officers.

Named Executive Officers as of April 25, 2009

•	Kurt L. Darrow (age 54), President and Chief Executive Officer
•	Louis M. Riccio, Jr. (age 46), Senior Vice President and Chief Financial Officer
•	Mark S. Bacon, Sr. (age 46), Senior Vice President and Chief Retail Officer
•	Steven M. Kincaid (age 60), Senior Vice President and President Casegoods Product
•	Otis S. Sawyer (age 51), Senior Vice President and President Non-Branded Upholstered Product

Summary Compensation Table

The Summary Compensation Table presents “total compensation” (see footnotes for the included pay elements) for the named executive officers.

•	Actual value realized in fiscal 2009 for previously granted long-term incentives is presented in the Option Exercises and Stock Vested table on page 25.
•	Target annual and long-term incentive opportunities for fiscal 2009 are presented in the Grants of Plan-Based Awards table on page 23.

2009 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Kurt L. Darrow President & Chief Executive Officer	2009	$725,000	$746,206	$289,340	$0	$47,338	$1,807,884
	2008	$675,000	$375,504	$330,310	$202,000	$75,695	$1,658,509
	2007	$675,000	$179,912	$262,058	$150,000	$76,821	$1,343,791

Louis M. Riccio, Jr. Senior Vice President & Chief Financial Officer	2009	$350,000	$105,367	$42,313	$0	$19,793	$517,473
	2008	$320,000	$52,666	$43,992	$61,000	$25,190	$502,848
	2007	$320,000	$18,323	$33,142	$35,000	$24,138	$430,603

Mark S. Bacon, Sr.(5) Senior Vice President & Chief Retail Officer	2009	$203,362	$12,734	$0	$0	$311	$216,407

Steven M. Kincaid Senior Vice President & President Casegoods Product	2009	$360,000	$158,609	$36,768	$0	$29,511	$584,888
	2008	$360,000	$124,233	$113,718	$27,000	$38,444	$663,395
	2007	$360,000	$82,313	$107,702	$110,000	$44,080	$704,095

Otis S. Sawyer Senior Vice President & President Non-Branded Upholstered Product	2009	$310,000	$117,800	$50,434	$0	$6,842	$485,076
	2008	$285,000	$62,821	$57,125	$42,000	$20,388	$467,334
	2007	$285,000	$28,478	$44,483	$28,000	$44,655	$430,616

(1)	Reflects the FAS 123R expense during the fiscal year for outstanding restricted share awards on which the restrictions have not lapsed. We valued the restricted shares using the closing price of La-Z-Boy stock on the date of grant. Fiscal 2009 includes the FAS 123R expense related to the fiscal 2008 performance-based share award. No amount was accrued for the fiscal 2009 performance-based share awards since the minimum performance goals were not met. Fiscal 2008 also includes the FAS 123R expense during the fiscal year for outstanding performance-based share awards. In fiscal 2007, no FAS 123R expense was accrued for outstanding performance-based share awards since the minimum performance goals were unlikely to be met.
(2)	Reflects the FAS 123R expense during the fiscal year for outstanding stock option awards. For additional information regarding the assumptions we used in valuing the awards, refer to Note 13 (Stock-Based Compensation) to the Consolidated Financial Statements found in Item 8 of Part II of our fiscal 2009 Form 10-K.
(3)	Consists of cash awards for the achievement of performance results for the respective year made under our management incentive plan (MIP). Payments are made in the first quarter following completion of the fiscal year.
(4)	All Other Compensation for fiscal 2009 includes the following:
•	Company contributions to 401(k) and Executive Deferred Compensation Plans of the following amounts: Mr. Darrow $43,913, Mr. Bacon $0, Mr. Riccio $18,874, Mr. Kincaid $26,424, and Mr. Sawyer $6,351.
•	Company paid life insurance premiums, physicals and tax reimbursements related to company contributions to the deferred compensation plans.
(5)	Mr. Bacon was hired on October 17, 2008, and the salary shown reflects his service during the remainder of the year.

Grants of Plan-Based Awards

The following table provides details of all incentive plan-based awards granted to the named executive officers during fiscal 2009. Specifically, the table presents the following fiscal 2009 incentive awards:

•	Annual management incentive award (MIP) potential award range (see “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” columns). The actual awards are presented in the Summary Compensation Table (see page 21). No awards were paid for fiscal 2009 performance.
•	Performance-based stock awards (see “Estimated Future Payouts Under Equity Incentive Plan Awards” columns) that could be earned based on fiscal 2009 performance and, if earned, paid at the end of fiscal 2011. No awards were earned based on fiscal 2009 performance
•	Restricted shares

Fiscal 2009 Grants of Plan-Based Awards

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payout Under Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Share)	Fair Value of Stock & Option Awards(2)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Kurt L. Darrow 2009 Annual Incentive (MIP) Performance Shares FY 09 – 11 Restricted Shares
		$0	$652,500	$1,305,000
	7/9/2008				81,818	163,635	245,453				$1,558,627
	7/9/2008							54,545			$346,361
Louis M. Riccio, Jr. 2009 Annual Incentive (MIP) Performance Shares FY 09 – 11 Restricted Shares
		$0	$175,000	$350,000
	7/9/2008				17,400	34,800	52,200				$331,470
	7/9/2008							11,600			$73,660
Mark S. Bacon, Sr.(3) 2009 Annual Incentive (MIP) Restricted Shares
		$0	$101,681	$203,362
	10/17/2008							15,000			$98,100
Steven M. Kincaid 2009 Annual Incentive (MIP) Performance Shares FY 09 – 11 Restricted Shares
		$0	$180,000	$360,000
	7/9/2008				17,400	34,800	52,200				$331,470
	7/9/2008							11,600			$73,660
Otis S. Sawyer 2009 Annual Incentive (MIP) Performance Shares FY 09 – 11 Restricted Shares
		$0	$155,000	$310,000
	7/9/2008				17,400	34,800	52,200				$331,470
	7/9/2008							11,600			$73,660

(1)	Actual awards could have been up to 200% of target for the MIP and up to 150% of target for the performance share awards based on performance results. During fiscal 2009, the compensation committee eliminated the personal performance opportunity from the MIP, effectively reducing the maximum award for the MIP to 160% of target.
(2)	For restricted shares, represents the FAS 123R grant-date fair value which would be expensed, as appropriate, over the vesting/performance period. For performance shares, however, equals the maximum number of shares that could be earned multiplied by the stock price on date of grant.
(3)	Mr. Bacon was hired on October 17, 2008, and was eligible to earn a prorated MIP award. The restricted shares award was valued at the grant price of $6.54, which was the closing price of La-Z-Boy’s stock on October 17, 2008.

Outstanding Equity Awards at Fiscal Year-End

The following table presents all outstanding stock options and unvested stock awards (performance-based stock and restricted stock) held by the named executive officers at the end of the fiscal year. Market values for the unvested stock awards are presented based on the closing stock price of La-Z-Boy’s stock on April 24, 2009, of $2.17.

Outstanding Equity Awards at 2009 Fiscal Year-End

Name	Grant Year	Option Awards				Stock Awards
		Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Unit of Stocks That Have Not Vested (#)(2)	Market Value of Shares or Units of Stocks that Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)
Kurt L. Darrow
Restricted Shares						123,720	$268,472
Performance-based Stock Awards						45,700	$99,169
Stock Options	2009	0	0
	2008	22,100	66,300	$11.45	7/11/2012
	2007	44,200	44,200	$13.26	8/16/2011
	2006	66,300	22,100	$13.57	8/23/2010
	2005	44,800	0	$16.66	8/10/2009
	2004	33,100	0	$22.20	9/30/2013
	2004	16,900	0	$20.44	8/12/2013
	2003	16,900	0	$22.60	8/14/2012
Louis M. Riccio, Jr.
Restricted Shares						24,900	$54,033
Performance-based Stock Awards						11,700	$25,389
Stock Options	2009	0	0
	2008	5,650	16,950	$11.45	7/11/2012
	2007	11,300	11,300	$13.26	8/16/2011
	2006	4,500	1,500	$13.57	8/23/2010
	2005	3,600	0	$16.66	8/10/2009
	2004	5,000	0	$20.44	8/12/2013
	2003	5,000	0	$22.60	8/14/2012
	2001	590	0	$16.42	4/29/2009
Mark S. Bacon, Sr.
Restricted Shares						15,000	$32,550
Steven M. Kincaid
Restricted Shares						29,550	$64,124
Performance-based Stock Awards						11,700	$25,389
Stock Options	2009	0	0
	2008	5,650	16,950	$11.45	7/11/2012
	2007	11,300	11,300	$13.26	8/16/2011
	2006	16,950	5,650	$13.57	8/23/2010
	2005	14,400	0	$16.66	8/10/2009
	2004	16,900	0	$20.44	8/12/2013
	2003	16,900	0	$22.60	8/14/2012
Otis S. Sawyer
Restricted Shares						27,075	$58,753
Performance-based Stock Awards						11,700	$25,389
Stock Options	2009	0	0
	2008	5,650	16,950	$11.45	7/11/2012
	2007	11,300	11,300	$13.26	8/16/2011
	2006	10,200	3,400	$13.57	8/23/2010
	2005	9,200	0	$16.66	8/10/2009
	2004	5,000	0	$20.44	8/12/2013
	2003	2,000	0	$22.60	8/14/2012

(1)	Stock options that were unvested will vest as follows:

Grant Year	Vesting Schedule
2008	1/3 of the unvested options vest on each July 11 during 2009 to 2011
2007	½ of the unvested options vest on each August 16 during 2009 to 2010
2006	Vest on August 23, 2009
(2)	Unvested restricted share grants will vest as follows:

Grant Dates	Restricted Shares
	7/9/2008 2009 Grant (a)	7/11/2007 2008 Grant (b)	8/16/2006 2007 Grant (c)	8/23/2005 2006 Grant (d)	8/10/2004 2005 Grant (e)	Total
Kurt L. Darrow	54,545	22,900	22,900	17,175	6,200	123,720
Louis M. Riccio, Jr.	11,600	5,800	5,800	1,200	500	24,900
Mark S. Bacon, Sr.	15,000	0	0	0	0	15,000
Steven M. Kincaid	11,600	5,800	5,800	4,350	2,000	29,550
Otis S. Sawyer	11,600	5,800	5,800	2,625	1,250	27,075

(a)	For Messrs. Darrow, Riccio, Kincaid, and Sawyer, shares vest 25% on 7/9/2011, 25% on 7/9/2012, and 50% on 7/9/2013. For Mr. Bacon, shares vest 25% on 10/17/2011, 25% on 10/17/2012, and 50% on 10/17/2013.
(b)	Shares vest 25% on 7/11/2010, 25% on 7/11/2011, and 50% on 7/11/2012.
(c)	Shares vest 25% on 8/16/2009, 25% on 8/16/2010, and 50% on 8/16/2011.
(d)	25% of the original grant vested on 8/23/2008. The unvested shares are shown and vest 25% on 8/23/2009 ( 1/3 of the unvested shares) and 50% vest on 8/23/2010 ( 2/3 of the unvested shares).
(e)	25% of the original grant vested 8/10/2007 and 25% on 8/10/2008. Unvested shares are shown and all vest 8/10/2009.

The earned but unvested performance-based shares will vest in April 2010.

(3)	There are no outstanding unearned performance-based shares.

Option Exercises and Stock Vested

The following table provides details for each of the named executive officers regarding stock options exercised and stock awards vested during fiscal 2009.

Option Exercises and Stock Vested in Fiscal 2009

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Kurt L. Darrow	0	$0	8,825	$67,113
Louis M. Riccio, Jr.	0	$0	650	$4,957
Mark S. Bacon, Sr.	0	$0	0	$0
Steven M. Kincaid	0	$0	2,450	$18,721
Otis S. Sawyer	0	$0	1,500	$11,470

(1)	The dollar value of the vested restricted stock award reflects the total pre-tax value realized (based on the price of La-Z-Boy stock at vesting).

Non-Qualified Deferred Compensation

The following table provides details for the named executive officers regarding their non-qualified deferred compensation accounts as of April 25, 2009. Company contribution amounts reflect contributions to the 401(k) plan that could not be made under the qualified plan due to IRS rules. Aggregate balances include deferred salary and MIP awards earned in prior years but voluntarily deferred by the officers. Additional discussion of our non-qualified deferred compensation program is presented below the table.

Fiscal 2009 Non-Qualified Deferred Compensation

Name	Executive Contribution in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(4)
Kurt L. Darrow	$0	$43,913	($368,473)	$0	$794,585
Louis M. Riccio, Jr.	$0	$14,270	($30,845)	$7,579	$50,354
Mark S. Bacon, Sr.	$0	$0	$0	$0	$0
Steven M. Kincaid	$0	$17,134	($382,067)	$0	$969,584
Otis S. Sawyer	$0	$6,351	($1,234)	$0	$271,436

(1)	There were no elective deferrals of base salary or fiscal 2009 MIP awards.
(2)	Company contributions to the Executive Deferred Compensation Plan to cover 401(k) plan that could not be made under the qualified plan. Amounts were included in All Other Compensation in the Summary Compensation Table.
(3)	Earnings were not reported in Summary Compensation Table because they were not above-market or preferential.
(4)	The portions of the aggregate balance representing executive and company contributions made for prior years were reported in the appropriate columns of our Summary Compensation Tables for the respective years.

All of the executives’ deferrals and any company match or profit sharing amounts are added to a recordkeeping account. The account is credited with earnings or losses, depending upon actual performance of the mutual-fund-type investment alternatives the participant has chosen. These are the same investment alternatives available to non-executive participants.

Payment of a participant’s account balance is deferred until a date designated by the participant upon making the deferral election. The deferral amounts are paid either in one lump sum or in annual installments for up to 15 years. Upon the death of the participant, any remaining balance in the participant’s account will be paid to the participant’s designated beneficiary.

Potential Payments Upon Termination or Change in Control

This section presents the estimated potential incremental payments to the named executive officers upon a termination of employment. The discussion is organized as follows:

•	Amounts payable upon termination, regardless of manner
•	Amounts potentially payable upon disability, retirement or death
•	Amounts potentially payable upon a change in control and termination of employment

We do not have a formal severance plan (not related to a change in control) for the named executive officers.

Payments Made Upon Termination (all types)

An officer is entitled upon termination to receive amounts earned during the term of employment. These amounts, which are not included in the table below, include:

•	Accrued salary
•	Amounts contributed under retirement and non-qualified deferred compensation plans

Upon a termination other than due to disability, retirement, death or change in control, no other benefits are payable. Additional benefits payable for other termination events are presented below.

Payments Made Upon Disability or Retirement

In the event of disability or retirement, the officer will also receive the following incremental benefits:

•	Stock options: accelerated vesting of unvested options.
•	Restricted shares: restrictions lapse, provided the employee remains in the employ of La-Z-Boy or a subsidiary for at least one year past the grant date of the award.
•	Performance-based shares: provided the employee remains in the employ of the company or a subsidiary for at least one year past the grant date of the award, awards will continue to remain outstanding until the end of the three-year duration of the grant. If, at that time, awards are paid for the period, the executive will receive an award prorated based on the number of full calendar months the executive worked during the performance period applicable to the grant.
•	MIP awards: payment of the MIP percentage award an officer would have received based on performance results, applied to the officer’s actual earnings during the year. No MIP awards were paid for fiscal 2009 performance, as reported in the Summary Compensation Table on page 21. No MIP awards are included in the table below.

Payments Made Upon Death

In the event of death, the officer’s beneficiary will also receive the following incremental benefits:

•	Stock options: accelerated vesting of unvested options.
•	Restricted shares: restrictions lapse.
•	Performance-based shares: awards will continue to remain outstanding until the end of the three-year duration of the grant. Instead of payment at the end of the period, the following payment formula may be applied (subject to approval by the compensation committee):
º	Pay 35% of the maximum award if the officer’s last day of active employment was during the first half of the performance period; or
º	Pay 50% of the maximum award if the officer’s last day of active employment was during the second half of the period.
•	MIP awards: payment of the MIP percentage award an officer would have received based on performance results, applied to actual earnings during the year. No MIP awards were paid for fiscal 2009 performance, as reported in the Summary Compensation Table on page 21. No MIP awards are included in the table below.

Additionally, the officers will receive benefits under disability or life insurance plans available generally to all salaried employees. These potential payments are not reflected in the table.

Change in Control

The change in control agreements are designed primarily to aid in ensuring continued management in the event of an actual or threatened change in control of La-Z-Boy. The agreements provide that in the event a named executive officer is terminated other than upon death, disability or for cause within three years after a change in control, the executive will be entitled to the following:

•	Lump sum severance payment equal to three times annualized salary and three times the average bonus amount paid in the prior three years
•	Continuation of health benefits and insurance for three years
•	Reimbursement of certain legal fees and expenses incurred by the employee in enforcing the agreement

For each officer, the total change in control payments are capped so as not to result in any excise taxes. The agreements automatically renew for an additional one-year period unless either party gives the other 90 days’ prior notice of non-extension. If a change in control occurs, the agreements automatically extend for 36 months.

Under the 2004 Long-term Equity Award Plan, unvested stock options and restricted shares immediately vest upon a change in control. Performance-based shares would be paid based on performance to date. The table shows the value of the earned 2008 performance-based stock awards.

Table of Estimated Potential Payments

The following table presents estimated incremental payments (payable only as a result of the terminating event)that would have been payable in the event of change in control, disability, retirement or death. The amounts shown assume the termination was effective as of the last business day of fiscal 2009. The value of equity awards is based on La-Z-Boy’s closing price of $2.17 on April 24, 2009 (the last business day of the fiscal year). These amounts are estimates of the incremental amounts that would have been paid to the named executive officer if the termination had occurred at the end of fiscal 2009. The actual amounts paid in future years, if any, will depend upon the executive’s pay, terms of separation, and La-Z-Boy’s stock price at the time of termination.

Potential Payments Upon Termination or Change in Control

	Estimated Total Incremental Pay Upon:
Executive	Change in Control	Disability/Retirement/Death(1)
Kurt L. Darrow	$2,915,074	$367,641
Louis M. Riccio, Jr.	$909,121	$79,422
Steven M. Kincaid	$1,169,597	$89,513
Otis Sawyer	$916,322	$84,142
Mark S. Bacon, Sr.	$1,157,550	$0

(1)	Reflects value as of April 24, 2009 of all outstanding restricted shares, except for Mr. Bacon.

PROPOSAL NO. 2: TO RATIFY THE SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee has selected PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2010. PricewaterhouseCoopers LLP acted as our independent registered public accounting firm for fiscal 2009, and we believe it is well qualified to act in that capacity again this year. Representatives of PricewaterhouseCoopers LLP will be present at the meeting with the opportunity to make a statement and to answer questions.

We are asking you to ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm. Although ratification is not required by our bylaws or otherwise, the board is submitting the selection of PricewaterhouseCoopers LLP to you for ratification as a matter of good corporate practice. If the audit committee’s selection is not ratified, it will reconsider the selection. Even if the selection is ratified, the audit committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of La-Z-Boy and our shareholders.

Our management will present the following resolution to the meeting:

RESOLVED, that the audit committee’s selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for La-Z-Boy Incorporated for fiscal 2010 is ratified.

The board of directors recommends a vote FOR Proposal No. 2.

OTHER MATTERS

Next Annual Meeting

Shareholder Proposals for the 2010 Annual Meeting

Under the rules of the Securities and Exchange Commission, if a shareholder wishes to submit a proposal for possible inclusion in La-Z-Boy Incorporated’s 2010 proxy statement pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, we must receive it on or before March 8, 2010.

Our bylaws provide that in order for a shareholder to nominate a candidate for election as a director at an annual meeting of shareholders, or to propose business for consideration at such meeting outside of Rule 14a-8, written notice containing the information required by the bylaws generally must be delivered to the Secretary at our principal executive offices, not later than the 90th day, and not earlier than the 120th day, prior to the first anniversary of the preceding year’s annual meeting. Accordingly, a shareholder nomination or proposal intended to be considered at the 2010 annual meeting must be received by the Secretary on or after April 21, 2010, and no later than May 21, 2010. Proxies for next year’s annual meeting may confer discretionary authority to vote on any shareholder proposal for which we do not receive a timely notice.

All proposals must be in writing and should be mailed to La-Z-Boy Incorporated, to the attention of the Corporate Secretary, 1284 North Telegraph Road, Monroe, MI 48162. A copy of the bylaws may be obtained by written request to the same address.

Costs of Proxy Solicitation

We will pay the expense of soliciting proxies pursuant to this proxy statement. That expense is expected to be limited to the cost of preparing this proxy statement and accompanying documents, making them available on the Internet, preparing and mailing the Notice of Internet Availability of Proxy Materials, and mailing paper copies of the proxy materials to shareholders who request them.

You may vote by mail, by telephone or on the Internet. Your vote is important. Even if you plan to attend the meeting, please vote by proxy card (if you received a paper copy of the proxy materials), telephone or Internet as soon as possible.

BY ORDER OF THE BOARD OF DIRECTORS

James P. Klarr, Secretary

Monroe, Michigan
July 6, 2009

We will send you a copy of our Form 10-K Annual Report for the fiscal year ended April 25, 2009 without charge if you send a written request to: Office of the Secretary, La-Z-Boy Incorporated, 1284 North Telegraph Road, Monroe, Michigan 48162. You also can obtain copies of our Form 10-K and the other reports we file with the SEC on our website at www.la-z-boy.com or through the SEC’s website at www.sec.gov.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M15859-P83594

ANNUAL MEETING OF SHAREHOLDERS OF	PROXY

LA-Z-BOY INCORPORATED
August 19, 2009

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Kurt L. Darrow and James W. Johnston, and both of them, Proxies with power of substitution to attend the Annual Meeting of the shareholders of La-Z-Boy Incorporated to be held at the La-Z-Boy Incorporated Auditorium, 1284 North Telegraph Road, Monroe, Michigan, August 19, 2009 at 11:00 A.M., Eastern Daylight Time, and any adjournment thereof, and thereat to vote all shares now or hereafter standing in the name of the undersigned.

This proxy, when properly executed, will be voted in the manner directed by the undersigned shareholder. If no direction is made, this proxy will be voted FOR all the director nominees listed in Proposal 1 and FOR Proposal 2.

(Continued and TO BE SIGNED on other side)

VOTE BY INTERNET – www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Daylight Time on August 17, 2009 for shares held through our 401(k) plan, or August 18, 2009 for registered shares. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
LA-Z-BOY INCORPORATED 1284 NORTH TELEGRAPH ROAD MONROE, MI 48162-3390	ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by La-Z-Boy Incorporated in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.
VOTE BY PHONE – 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on August 17, 2009 for shares held through our 401(k) plan, or August 18, 2009 for registered shares. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to La-Z-Boy Incorporated, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M15858-P83594	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

LA-Z-BOY INCORPORATED	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
Vote on Directors
1. ELECTION OF DIRECTORS	☐	☐	☐
Three directors for terms expiring in 2012.
Nominees:
01) John H. Foss
02) Janet E. Kerr
03) Nido R. Qubein
One director for term expiring in 2010.
Nominee:
04) Richard M. Gabrys

Vote on Proposal		For	Against	Abstain
2.	Board proposal to ratify the selection of PricewaterhouseCoopers LLP as independent registered public accounting firm.	☐	☐	☐
3.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

Note:	When shares are held by joint tenants both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX] Date	Signature (Joint Owners) Date